THE BANK OF UNION CORPORATE EXECUTIVE STOCK PLAN

                            ARTICLE I

                            The Plan

     1.1.  Name.  This plan shall be known as "The Bank of Union
Executive Stock Plan."

     1.2. Purpose. The purpose of the Plan is to advance the interests of the Bank and its shareholders by affording to key management employees of the Bank and its Subsidiaries an opportunity to acquire or increase their proprietary interest in the Bank by the grant to such employees of Options under the terms set forth herein by thus encouraging such employees to become owners of Bank shares, the Bank seeks to motivate, retain, and attract those highly competent individuals upon whose judgment, initiative, leadership, and continued efforts the success of the Bank in large measure depends.

     1.3. Effective Date. The Plan shall become effective upon ratification by the Board of Directors pursuant to the approval given by the subscribers in the Offering Circular paragraph entitled "Stock Options," a copy of the Offering Circular being attached hereto.

                           ARTICLE II

                          Participants

     Any officer or other key management employee of the Bank or its Subsidiaries shall be eligible to participate in the Plan; provided, however, that no member of the Committee shall be eligible to participate. The Committee may grant Options to any eligible employee ln accordance with such determinations as the Committee from time to time in its sole discretion shall make.

                           ARTICLE III

                         Administration

     3.1. Duties and Powers of Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have sole discretion and authority to determine from among eligible employees those to whom and the time or times at which Options may be granted and the number of shares of Stock to be subject to each Option; provided the number of shares designated in the Offering Circular to H. Clark Goodwin and David McGuirt shall be complied with. Subject to the express provisions of the Plan, and subject to the provisions of the Offering Circular entitled "Stock Options," the Committee shall also have complete authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, to determine the details and provisions of each Stock Option Agreement, and to make all other determinations necessary or advisable in the administration of the Plan.

     3.2. Majority rule. A majority of the members of the Committee shall constitute a quorum, and any action taken by a majority present at a meeting at which a quorum is present or any action taken without a meeting evidenced by a writing executed by a majority of the whole Committee shall constitute the action of the Committee.

     3.3. Bank Assistance. The Bank shall supply full and timely information to the Committee on all matters relating to eligible employees, their employment, death, retirement, disability or other termination of employment and such other pertinent facts as the Committee may require. The Bank shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.

                           ARTICLE IV

                 Shares of Stock Subject to Plan

     4.1. Limitations. Subject to adjustment pursuant to the provisions of Section 4.3 hereof, the number of Shares of Stock which may be issued and sold hereunder shall not exceed 60,000 shares.

     4.2. Options granted under plan. Shares of Stock with respect to which an Option granted hereunder shall have been exercised shall not again be available for Option hereunder. If Options granted hereunder shall terminate for any reason without being wholly exercised, new Options may be granted hereunder covering the number of shares to which such Option termination relates.

     4.3. Antidilution. In the event that the outstanding shares of Stock hereafter are changed into or exchanged for a different number or kind of shares or other securities of the Bank or of another corporation by reason of merger, consolidation, other reorganization, recapitalization, reclassification, combination of shares, stock spilt-up, or stock dividend:

     (a) The aggregate number and kind of shares subject to Options which may be granted hereunder shall be adjusted appropriately;

     (b) Rights under outstanding Options granted hereunder, both as to the number of subject shares and the Option price, shall be adjusted appropriately;

     (c) Where dissolution or liquidation or acquisition of the Bank or any merger or combination in which the Bank is not a surviving corporation is involved, each outstanding Option granted hereunder shall terminate, and upon such happening, the Optionee shall then become fully vested and have the rights immediately prior to such dissolution, liquidation, merger, acquisition or combination, to exercise his Option in whole or in part to the extent that it shall not have been exercised.

     The foregoing adjustments and the manner of application of the foregoing provisions, except for the fully vested provision, shall be determined solely by the Committee, and any such adjustment may provide for the elimination of fractional share interests.

                            ARTICLE V

                            Options

     5.1. Option Grant and agreement. Each Option granted hereunder shall be evidenced by minutes of a meeting or the written consent of the Committee and by a written Stock Option Agreement dated as of the date of grant and executed by the Bank and the Optionee, which Agreement shall set forth such terms and conditions as may be determined by the Committee consistent with the Plan.

     5.2. Option Price. The per share Option price of the Stock subject to each Option shall be determined by the Committee, but the per share price shall not be less than the Fair Market Value of the Stock on the date the Option is granted.

     5.3. Option Period. Each Option granted hereunder must be granted within five (5) years from the effective date of the Plan. The period for the exercise of each Option shall be determined by the Committee, but in no instance shall such period exceed five (5) years from the date of grant of the Option.

     5.4. Option exercise.

          (a) Option granted hereunder may not be exercised unless and until the Optionee shall have been or remained in the employ of the Bank or its Subsidiaries for one (1) year from and after the date such Option was granted, except as otherwise provided in Section 5.6 hereof and Section 4.3(c) hereof.

          (b) Options may be exercised in whole at any time, or in part from time to time with respect to whole shares only, within the period permitted for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option with respect to a specified number of shares delivered to the Bank at its principal office in the State of North Carolina, and payment in full to the Bank at said office of the amount of the Option price for the number of shares of Stock with respect to which the Option is then being exercised. In addition to and at the time of payment of the Option price, Optionee shall pay to the Bank in cash the full amount of all federal and state withholding or other employment taxes applicable to the taxable income of such Optionee resulting from such exercise.

     5.5. Nontransferability of Option. No Option shall be transferred by an Optionee otherwise than by will or the laws of descent and distribution. During the lifetime of an Optionee the Option shall be exercisable only by him.

     5.6.  Effect of death or other termination of employment.

          (a) If, prior to a date one year from the date an Option shall have been granted, the Optionee's employment with the Bank or its Subsidiaries shall be terminated by the Bank or Subsidiary with or without cause, or by the act of the Optionee, the Optionee's right to exercise such Option shall terminate and all rights hereunder shall cease; provided, however, that if the Optionee shall die, retire, or become permanently and totally disabled, as determined in accordance with applicable Bank personnel policies, prior to a date one year from the date an Option shall have been granted, such Option shall become exercisable in full on the date of such death, retirement, or disability and, in the case of retirement or disability, such Option shall remain exercisable for six months after the date of such retirement or disability.

          (b) If, on or after one year from the date an Option shall have been granted, an Optionee's employment with the Bank or its Subsidiaries shall be terminated for any reason other than death, the Optionee shall have the right, during the period ending six months after such termination, to exercise such Option to the extent that it was exercisable at the date of such termination of employment and shall not have been exercised.

          (c) If an Optionee shall die while in the employ of the Bank or its Subsidiaries or within three months after termination of such employment, the executor or administrator of the estate of the decedent or the person or persons to whom an Option granted hereunder shall have been validly transferred by the executor or the administrator pursuant to will or the laws of descent and distribution shall have the right, during the period exceeding one year after the date of the Optionee's death, to exercise the Optionee's Option to the extent that it was exercisable at the date of termination of employment by death or otherwise and shall not have been exercised.

          (d) No transfer of an Option by the Optionee by will or by the laws of descent and distribution shall be effective to bind the Bank unless the Bank shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of such Options.

     5.7. Rights as shareholder. An Optionee or a transferee of an Option shall have no rights as a shareholder with respect to any shares subject to such Option prior to the purchase of such shares by exercise of such Option as provided herein.

                           ARTICLE VI

                       Stock Certificates

     The Bank shall not be required to issue or deliver any certificate for shares of Stock purchased upon the exercise of any Option granted hereunder or any portion thereof, or purchased as restricted Stock pursuant to a Restricted Stock Purchase Agreement executed hereunder, prior to fulfillment of all of the following conditions:

          (a) The admission of such shares to listing on all stock exchanges on which the Stock is then listed, if any;

          (b) The completion of any registration or other qualification of such shares under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall in its sole discretion deem necessary or advisable;

          (c) The obtaining of any approval or other clearance from any federal or state governmental agency which the Committee shall ln its sole discretion determine to be necessary or advisable, and

          (d) The lapse of such reasonable period of time following the exercise of the Option or the purchase of the restricted Stock as the Committee from time to time may establish for reasons of administrative convenience.

                           ARTICLE VII

         Terminations Amendment and Modification of Plan

     The Board may at any time, upon recommendation of the Committee, terminate, and may at any time and from time to time and in any respect amend or modify, the Plan; provided, however, that no such action of the Board without approval of the shareholders of the Bank may:

          (a) Increase the total number of shares of Stock subject to the Plan except as contemplated in
               Section 4.3 hereof;

          (b) Change the restricted Stock purchase price or the manner of determining the Option price;

          (c) Withdraw the administration of the Plan from the Committee; or

          (d) Permit any person while a member of the Committee to be eligible to receive or hold an Option under the Plan; and

provided further, that no termination, amendment, or modification of the Plan shall in any manner affect any Option heretofore granted under the Plan without the consent of the Optionee or transferee of the Option.

                          ARTICLE VIII

                          Miscellaneous

     8.1. Employment. Nothing in the Plan or in any Option granted hereunder or in any Stock Option Agreement or Restricted Stock Purchase Agreement relating thereto shall confer upon any employee the right to continue in the employ of the Bank or any Subsidiary.

     8.2. Other compensation plans. The adoption of the Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Bank or any Subsidiary, nor shall the Plan preclude the Bank from establishing any other forms of incentive or other compensation for employees of the Bank or any Subsidiary.

     8.3 Plan binding on successors. The Plan shall be binding upon the successors and assigns of the Bank.

     8 4. Singular, plural; gender. Whenever used hereunder, nouns in the singular shall include the plural and the masculine pronoun shall include the feminine gender.

     8.5. Headings, etc., no part of Plan. Headings of Articles and Sections hereof are inserted for convenience and reference;
they constitute no part of the Plan.

     Ratified and approved by the Board of Directors of the BANK
OF UNION, this ___ day of _____________, 1985.


                              ___________________________________
                                        Secretary